Exhibit 10.15

KLX INC.

2014   DEFERRED COMPENSATION PLAN

Effective

December 1, 2014

KLX Inc. Deferred Compensation Plan

ARTICLE I
  Establishment and Purpose

KLX Inc. (the “Company”) hereby adopts the KLX Inc. 2014 Deferred Compensation Plan (the “Plan”), effective December 1, 2014.

The purpose of the Plan is to attract and retain key Employees by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified Compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated, construed and administered accordingly.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable.  Each Participating Employer shall be solely responsible for payment of the benefits of its Employees and their Beneficiaries.  The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for Eligible Employees who are part of a select group of management or highly compensated Employees of the Employer within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II
  Definitions

2.1                               Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan.  The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms.  Reference to an Account means any such Account established by the Committee, as the context requires.  Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2                               Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3                               Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.4                               Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c)

2.5                               Beneficiary.  Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.  The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.6                               Business Day.  Business Day means each day on which the New York Stock Exchange is open for business.

2.7                               Cause. Cause shall have the meaning ascribed thereto in the Participant’s employment agreement. If the Participant is not party to an employment agreement, Cause shall occur: (i) upon the Participant entering a plea of guilty or no-contest with respect to, or being convicted by a court of competent jurisdiction of, (x) any felony, whether or not involving the Company or (y) another crime involving dishonesty or moral turpitude or which could reflect negatively on the Company or otherwise impede its operations; (ii) if the Participant breaches a duty of loyalty owed to the Company or, as a result of the Participant’s gross negligence, breaches a duty of care owed to Company; (iii) if the Participant fails or refuses to perform any of the Participant’s material employment duties in any respect, after the Participant being given written notice by the Company of such failure or refusal, and his failure to cure the same within 30 calendar days of receipt of such notice; (iv) the Participant’s breach of a written policy of the Company or the rules of any governmental or regulatory body, which breach is not remedied (if susceptible to remedy) following written notice by the Company of such breach, failure or refusal and the Participant’s failure to cure the same within 30 calendar days of receipt of such notice; (v) the Participant engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of securities laws) that is injurious to the Company.

2.8                               Change in Control.  Change in Control means, with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

For purposes of this Section, a “change in the ownership” of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer.  A “change in the effective control” of the

Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer. A “change in the ownership of a substantial portion of assets” occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is a partnership, Change in Control means only a change in the ownership of the partnership or a change in the ownership of a substantial portion of the assets of the partnership, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.9                               Claimant.  Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.10                        Code.  Code means the Internal Revenue Code of 1986, as amended from time to time and the regulations and guidance promulgated thereunder.

2.11                        Code Section 409A. Code Section 409A means section 409A of the Code.

2.12                        Committee.  Committee means the committee appointed by the Board of Directors of the Company (or the appropriate committee of such board) to administer the Plan.  If no designation is made, the Chief Executive Officer of the Company or his delegate shall have and exercise the powers of the Committee.

2.13                        Company.  Company means KLX Inc.

2.14                        Company Contribution.  Company Contribution generally means a credit by a Participating Employer to a Participant’s Retirement Account(s) in accordance with the provisions of Article V of the Plan.  Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years.  Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.15                        Company Contribution Retirement Account.  Company Contribution Retirement Account means an Account which may be established by the Committee to record amounts of specified Company Contributions that are separately tracked and payable to a Participant upon Separation from Service in a separate form of payment elected by the Participant for the Company Contribution Retirement Account.  A separate Company Contribution Retirement Account may be established for each year’s specified Company Contributions, provided that any Company Contribution Retirement Accounts with identical Payment Schedules may be combined.

2.16                        Compensation.  Compensation means that portion of a Participant’s base salary, bonus, commission, and such other compensation (if any) approved by the Committee from time to time as Compensation that may be deferred under this Plan.  Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.  Compensation approved for Deferral may be reduced by the Committee as necessary so that it does not exceed 100% of the Compensation of the Participant remaining after deduction of all required income and employment taxes, employee benefit deductions, and other deductions required by law.

2.17                        Compensation Deferral Agreement.  Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.  The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component.  Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 75% of their base salary and up to 100% of other types of Compensation for a Plan Year.  A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.18                        Death Benefit.  Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.19                        Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has voluntarily elected to defer to the Plan in accordance with the provisions of Article IV.  Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes the amount of Deferrals credited to an Account and any Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross Compensation payable to the Participant prior to any deductions or withholdings except as provided in Plan Section 2.14. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.20                        Disability.  Disability means that the Participant, because of physical or mental disability or incapacity, is unable to perform the Participant’s employment duties for an aggregate of 180 working days during any 12-month period.  All disputes arising under this Plan regarding the Participant’s disability or incapacity shall be determined by a reputable physician, selected by the Company at the time such dispute arises, whose decision shall be conclusively binding.

2.21                        Earnings. Earnings mean a positive or negative adjustment to the value of an Account, based upon the allocation of the Account by the Participant among deemed investment options in accordance with Article VIII.

2.22                        Effective Date.  Effective Date means December 1, 2014.

2.23                        Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time.

2.24                        Employee. Employee means a common-law employee of an Employer.

2.25                        Employer.  Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.26                        ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.27                        Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.

2.28                        Incumbent Board. Incumbent Board means the Board of Directors of the Company as constituted immediately prior to the consummation of a Change in Control.

2.29                        Participant. Participant means an Eligible Employee who (i) has made a valid Deferral election that has been accepted by the Committee, (ii) has received a Company Contribution pursuant to Article V and (iii) any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee.  A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.30                        Participating Employer.  Participating Employer means the Company and each Adopting Employer.

2.31                        Payment Schedule.  Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.32                        Performance-Based Compensation.  Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months.  Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.  The determination of whether Compensation qualifies as “Performance Based Compensation” will be made in accordance with Treasury Regulation Section l.409A-1(e) and subsequent guidance.

2.33                        Plan.  Generally, the term Plan means the “KLX Inc. 2014 Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treasury Regulation Section l.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.34                        Plan Year.  Plan Year means January 1 through December 31.

2.35                        Retirement. Retirement means a Participant’s Separation from Service after attainment of age 62 or completion of 10 years of service (or deemed service, as determined by the Committee). For purposes of this Plan, a “year of service” shall be any 12 month period of employment with the Company or an affiliate.

2.36                        Retirement Benefit.  Retirement Benefit means the benefits payable to a Participant from his or her Retirement Accounts under the Plan following the Retirement of the Participant.

2.37                        Retirement Account.  Retirement Account means an Account established by the Committee to record elective Deferrals and Earnings thereon payable to a Participant upon Separation from Service.  A separate Retirement Account may be established for each year’s Deferrals, provided that any Retirement Accounts with identical Payment Schedules may be combined.  Unless the Participant specifically allocates Deferrals to a Specified Date Account, all elective Deferrals and Company Contributions other than specified Company Contributions separately allocated to a Company Contribution Retirement Account shall be allocated to a Retirement Account on behalf of the Participant.

2.38                        Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipate that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.  Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his or her position of employment or a similar position shall incur a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.25 of the Plan, except that in applying Code sections 1563(a)(l ), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

2.39                        Specified Date Account.  Specified Date Account means an Account established by the Committee to record the amounts of each year’s elective Deferrals and, if applicable, specified Company Contributions that are payable at a future date as specified in the Participant’s Compensation Deferral Agreement.  A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.

2.40                        Specified Date Benefit.  Specified Date Benefit means the benefits payable to a Participant under the Plan in accordance with Section 6.1(c).

2.41                        Specified Employee.  Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date.  Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treasury Regulation Section l.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treasury Regulation Section 1.409A- 1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treasury Regulation Section 1.409A1 (i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.42                        Specified Employee Identification Date.  Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that islegally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.43                        Specified Employee Effective Date.  Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.44                        Substantial Risk of Forfeiture.  Substantial Risk of Forfeiture means the description specified in Treasury Regulation Section 1.409A-1(d).

2.45                        Termination Benefit.  Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service prior to Retirement.

2.46                        Unforeseeable Emergency.  Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(l ), (b)(2) and (d)(l )(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.47                        Valuation Date.  Valuation Date means each Business Day.

ARTICLE III
  Eligibility and Participation

3.1                               Eligibility and Participation.  An Employee becomes an Eligible Employee upon meeting the criteria for eligibility established by the Committee from time to time and receiving written notification of eligibility from the Committee.  An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) the acceptance by the Committee of a Deferral election made by the Eligible Employee on a timely basis in accordance with Article IV.

3.2                               Duration.  A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee.  A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s).  On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV
  Deferrals

4.1                               Initial Deferral Elections, Generally.

(a)                                Amount, Time and Form of Payment. A Participant may make elective Deferrals of Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2.  A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation.

The Participant shall specify on his or her Compensation Deferral Agreement for each Plan Year the amount of elective Deferrals for that Plan Year and whether a portion, or all, of such Deferrals will be paid at Retirement or earlier Separation from Service or on a specified date or dates.  If a Deferral amount is identified but no designation regarding time of payment is made, all Deferrals for the Plan Year shall be paid upon Retirement or earlier Separation from Service.  A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedules for amounts deferred to Retirement or to one or more specified dates. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be a single lump sum.

(b)                                Modification Prior to Filing Deadline. A Compensation Deferral Agreement may be revoked or modified by the Plan Administrator or by the Participant.  Such modification or revocation must be made in writing by the deadline specified by the Plan Administrator, but in no event later than the latest date available for a specified form of compensation as set forth in Sections 4.2(a)-(g), below.

4.2                               Timing Requirements for Compensation Deferral Agreements.

(a)                                First Year of Eligibility.  In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year.  The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period.  The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulation Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)                                 Prior Year Election.  Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned.  A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January I of the year in which such Compensation is earned.

(c)                                 Performance-Based Compensation.  Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)                                    the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)         The Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election.  Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or upon a Change in Control (as defined in Treasury Regulation Section l.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)                                Sales Commissions.  Sales commissions (as defined in Treasury Regulation Section 1.409A-2(a)(12)(i)) are considered to be earned by the Participant in the taxable year of the Participant in which the sale occurs.  The Compensation Deferral Agreement must be filed before the last day of the year preceding the year in which the sales commissions are earned, and becomes irrevocable after that date.

(e)                                  Fiscal Year Compensation.  A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement no later than the last day of the fiscal year prior to the fiscal year or years in which such Fiscal Year Compensation is earned.  The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(f)                                   Short-Term Deferrals.  Compensation that meets the definition of a “short-term deferral” described in Treasury Regulation Section l.409A- l(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treasury Regulation Section 1.409A-3(i)(5)).

(g)                                  Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treasury Regulation Section l.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

4.3                               Allocation of Deferrals; Minimum Deferral Period.  A Compensation Deferral Agreement may designate a portion of each year’s Deferrals for payment on one or more Specified Dates or upon Retirement or earlier Separation from Service.  The Committee may establish a minimum Deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is earned.) and may waive the minimum Deferral period for Specified Date Accounts already in existence at the time of the allocation of a Deferral amount to such Specified Date Account.

4.4                              Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5                              Vesting.  Participant Deferrals shall be 100% vested at all times to the extent the Compensation being deferred is vested pursuant to the terms of any agreement, plan or arrangement pursuant to which the Compensation was granted to the Participant.

4.6                              Cancellation of Deferrals.  The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph).

ARTICLE V
  Company Contributions

5.1                               Discretionary Company Contributions.  The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer.  Such contributions will be allocated to a Retirement Account or Specified Date Account as determined by the Employer and be payable according to the Payment Schedule applicable to such Account. Deferrals of Compensation in the form of restricted stock awards deferred as restricted stock units shall not be eligible for Company Contributions.

5.2                               Vesting.  Company Contributions described in Section 5.1 above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made.  Unless otherwise specified by the Committee, Company Contributions will vest in equal installments on January 15th of each of the three (3) years succeeding the year in which the contribution is made.  In addition, unless otherwise specified by the Committee at the time the Company Contribution is made, a Participant will fully vest in all Company

Contributions upon (i) meeting the requirements of a Retirement, (ii) a Separation from Service by the Company without Cause, (iii) the Participant’s death, (iv) a Change in Control and (v) meeting the requirements of a Disability.  The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution (for example, upon death, disability or a Change in Control). The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

ARTICLE VI
  Benefits

6.1                               Benefits, Generally.  A Participant shall be entitled to the following benefits under the Plan:

(a)                                Retirement Benefit. Upon the Participant’s Separation from Service due to Retirement, he or she shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the sum of all his or her Retirement Account Balances. The Retirement Benefit shall be based on the value of the Retirement Account Balance(s) as of last day of the sixth month following the Participant’s Separation from Service and is payable on the first day of the seventh month following the month in which the Separation from Service occurs.

(b)                               Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death or Retirement, he or she shall be entitled to a Termination Benefit.  The Termination Benefit shall be equal to the sum of his or her Retirement Account Balances.  The Termination Benefit shall be based on the value of the Retirement Account Balance(s) as of last day of the sixth month following the Participant’s Separation from Service and is payable on the first day of the seventh month following the month in which the Separation from Service occurs.

(c)                                 Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the Specified Date Account Balance, based on the value of that Account Balance as of the end of the month designated by the Participant at the time the Account was established. Except in the case of an earlier Separation from Service, the Specified Date Benefit will be payable on the first day of the month following the month designated by the Participant. In the event that the Participant incurs a Separation from Service, the remaining balances of any Specified Date Accounts, determined as of the last day of the sixth month following the Participant’s Separation from Service, will be paid on the first day of the seventh month following the month in which the Separation from Service occurs.

(d)                                Death Benefit.  In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit.  The Death Benefit shall be equal to the vested portion of the Participant’s total Account Balance.  The Death Benefit shall be based on the value of the Participant’s Accounts as of the end of the month in which death occurred and paid on the first day of the following month in a single lump sum.

(e)                                 Unforeseeable Emergency Payments.  A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts.  Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment.  The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement Accounts beginning with the Retirement Accounts with the longest Payment Schedule until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date.  Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

6.2                               Form of Payment.

(a)                                Retirement Benefit.  A Participant who is entitled to receive a Retirement Benefit shall receive payment of each Retirement Account in a single lump sum, unless the Participant elects, pursuant to Section 4.2 or Article VII, to have such Retirement Account paid in one of the following alternative forms of payment (i) annual installments over a period of two to fifteen years, or (ii) a lump sum payment of a percentage of the Account Balance in the Retirement Account, with the balance paid in substantially equal annual installments over a period of two to fifteen years.

(b)                                Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of the vested portion of his or her Retirement Accounts in a single lump sum.

(c)                                 Specified Date Benefit.  A Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects, pursuant to Section 4.2 or Article VII, to have the Specified Date Account paid in annual installments over a period of two to five years.  Regardless of any prior elections, upon a Separation from Service all

Specified Date Account Balances shall be paid in a single lump sum pursuant to the valuation and payment rules provided in Section 6.1(c).

(d)                                Death Benefit.  A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.

(e)                                 Change in Control.  Notwithstanding any other provision of the Plan, if a Separation from Service occurs within 24 months following a Change in Control (and regardless of whether a Participant qualifies for Retirement) a Participant will receive his or her unpaid vested Account Balances in a single lump sum pursuant to the valuation and payment rules provided in Sections 6.1(b) and (c), as applicable.

(f)                                  Small Account Balances.  The Committee shall pay the value of the Participant’s Retirement Accounts in a single lump sum if the balance of such Accounts as of the valuation dates for payment of the Retirement Benefit is not greater than twenty-five thousand dollars ($25,000).

(g)                                 Rules Applicable to Installment Payments.  If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments (e.g., the first day of the seventh month following the month in which the Separation from Service occurs) and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid.  The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.  For purposes of Article VII, each series of installment payments will be treated as a single payment.

6.3                               Acceleration of or Delay in Payments.  The Committee may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treasury Regulation Section 1.409A-3(j)(4).  The Committee may also delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7).  If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee”, any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII
  Modifications to Payment Schedules

7.1                               Participant’s Right to Modify.  A Participant may modify a Retirement or Specified Date Payment Schedule with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

7.2                               Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3                               Date of Payment under Modified Payment Schedule.  In no event may the date payments are to commence under the modified Payment Schedule be no earlier than five years after the date payment would have commenced under the original Payment Schedule.  Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4                               Effective Date.  A modification election submitted in accordance with this Article VII is revocable up to the latest time a valid election may be filed under Section 7.2 and becomes effective 12 months after such date.

7.5                               Effect on Accounts.  An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII
  Valuation of Account Balances; Investments

8.1                               Valuation.  Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement.  Company Contributions shall be credited to the Retirement Account at the times determined by the Committee.  Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2                               Adjustment for Earnings.  Each Account will be adjusted to reflect Earnings on each Business Day.  Adjustments shall reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with an investment option for each portion of the Account allocated to such option (“investment allocation”).

8.3                               Investment Options.  Investment options will be determined by the Committee.  The Committee shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4                               Investment Allocations.  A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu.  At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation.  A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Committee.  Allocation among the investment options must be designated in increments of 1%.  The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee.  Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

Notwithstanding anything in this Section 8.4 to the contrary, a Participant may not change his or her investment allocation with respect to restricted stock units deferred under the Plan until six months following the date such restricted stock units vest.

8.5                               Unallocated Deferrals and Accounts.  If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

ARTICLE IX
  Administration

9.1                               Plan Administration.  This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.  All determinations by the Committee shall be made in good faith and in its sole discretion.

9.2                               Administration upon Change in Control.  Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee unless, prior to the Change in Control, the Incumbent Board appoints (in its sole discretion) an independent third party to act as the Committee.

Unless otherwise determined by the Incumbent Board in its sole discretion prior to the Change in Control, following such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee.

The Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3                               Withholding.  The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes and other amounts required by law to be withheld in respect of such payment (or credit).  Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.4                               Indemnification.  The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys’ fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or her or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5                               Delegation of Authority.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6                               Binding Decisions or Actions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X
  Amendment and Termination

10.1                       Amendment and Termination.  The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X.  Each Participating Employer may also terminate its participation in the Plan.

10.2                       Amendments.  The Company, by action taken by its Board of Directors, may amend or suspend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of Participants or the Board of Directors: (i)  to comply with, or take into account changes in, or interpretations or rescissions of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize.

10.3                       Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treasury Regulation.  Section 1.409A-3(j)(4)(ix).  If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4                       Sections 409A and 457A of the Code Generally.  If any provision of the Plan or a Compensation Deferral Agreement would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on a Participant, a Beneficiary or any other person of (i) any additional tax, accelerated taxation, interest or penalties under Code Section 409A or (ii) accelerated taxation or penalties under Section 457A of the Code, the Committee may modify the terms of the Plan, the Compensation Deferral Agreement or may take any other such action, without the consent of the Participant, Beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such additional tax, accelerated taxation, interest, or penalties or otherwise comply with Sections 409A and 457A of the Code.  This Section 10.4 does not create an obligation on the part of the Company to make any modifications and does not guarantee that Account Balances will not be subject to additional taxes, accelerated taxation, interest or penalties under Sections 409A or 457A of the Code.

ARTICLE XI
  Informal Funding

11.1                      General Assets.  Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XL No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary.  To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2                      Rabbi Trust.  A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan.  Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust.  Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII
  Claims

12.1                      Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim.  Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)                                In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits.  If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period.  The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)                                Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.2                      Appeal of Denied Claims.  A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”).  A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee.  All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions.  The Appeals Committee may, in its sole discretion, if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)                                In General.  Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial.  The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)                                Contents of Notice.  If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

12.3                      Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement. The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.4                      Legal Action.  A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.  Any such legal action must be commenced within one year of a final determination hereunder with respect to such claim.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.  If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees.

12.5                       Discretion of Appeals Committee.  All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

12.6                      Arbitration.

(a)                                Prior to Change in Control.  If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator.  Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy.  Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter.  In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties.  If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin.  After each party has had four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties.  In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties.  Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts.  Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise.  The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’  fees.  The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions.  The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses.  Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 12.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)                                Upon Change in Control.  If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

ARTICLE XIII
  General Provisions

13.1                       Assignment.  No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.  Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

13.2                       No Legal or Equitable Rights or Interest.  No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan.

Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer.  The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved.  The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3                       No Employment Contract.  Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4                       Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

KLX INC.

ATTN: VICE PRESIDENT OF HUMAN RESOURCES

1300 CORPORATE CENTER WAY

WELLINGTON, FL 33414

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5                       Headings.  The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6                       Invalid or Unenforceable Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7                       Lost Participants or Beneficiaries.  Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address.  If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing.  The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8                       Facility of Payment to a Minor.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee.  Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9                       Governing Law.  To the extent not preempted by ERISA, the laws of the State of Florida shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the                                    day of                           , 2014, to be effective as of the Effective Date.

KLX Inc.

By:	(Print Name)

Its:	(Title)

(Signature)